WINGSTOP INC.
EXECUTIVE SEVERANCE PLAN
ARTICLE I.
PURPOSE
This Executive Severance Plan has been established by Wingstop Inc. (the “Company”), effective on January 1, 2019 (the “Effective Date”) to provide Participants with the opportunity to receive severance benefits in the event of certain terminations of employment. The purpose of the Plan is to attract and retain qualified executives and to assure the present and future continuity, objectivity, and dedication of management in the event of any Change in Control. The Plan is intended to be an unfunded welfare benefit plan under ERISA.
ARTICLE II.
DEFINITIONS
“ACA” has the meaning set forth in Section 4.1(c).
“Administrator” means the Compensation Committee, or its successor following a Change in Control.
“Affiliate” means any entity that is affiliated with the Company through stock or equity ownership or otherwise in which the Company has at least a 50% equity interest and is designated as an Affiliate for purposes of the Plan by the Compensation Committee.
“Applicable Severance Multiplier” means:
(a)1.5 for any Participant who is an Executive Vice President of the Company; and
(b)1.0 for any Participant who is a Senior Vice President of the Company, otherwise reports directly to the Company’s Chief Executive Officer, or has been designated as an Eligible Employee by the Administrator.
“Award” means, individually or collectively, a grant under the Company’s 2015 Omnibus Incentive Compensation Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, or Other Stock-Based Awards.
“Beneficial Owner” has the meaning ascribed to it in Rule 13d-3 and Rule 13d-5 under the Exchange Act; except that, in calculating the beneficial ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The term “Beneficial Ownership” has a corresponding meaning.

“Beneficiaries” means any and all beneficiaries identified as such by a Participant pursuant to the Company’s 401(k) program (or similar retirement program in effect at the time). If a Participant has not identified any beneficiaries pursuant to such 401(k) or similar retirement program of the Company, or if the Company does not maintain such program at the time of a Participant’s death, the term Beneficiaries shall refer to such Participant’s spouse if such Participant is married as of the date of his or her death, or if not, the term Beneficiaries shall refer to such Participant’s estate.
“Benefit Continuation” has the meaning set forth in Section 4.1(c).
“Benefit Continuation Period” means:
(a)for any Participant who is an Executive Vice President of the Company:
(i)the 18-month period following the date on which the Qualifying Termination occurs; or
(ii)if such Qualifying Termination occurs within 24 months following the effective date of a Change in Control, the 24-month period following the date on which such Qualifying Termination occurs; and
(b)for any Participant who is a Senior Vice President of the Company, otherwise reports directly to the Company’s Chief Executive Officer, or has been designated as an Eligible Employee by the Administrator:
(i)    the 12-month period following the date on which the Qualifying Termination occurs; or
(ii)    if such Qualifying Termination occurs within 24 months following the effective date of a Change in Control, the 18-month period following the date on which such Qualifying Termination occurs.
“Board” means the Board of Directors of the Company.
“Bonus” has the meaning set forth in Section 4.1(b).
“Cause” exists if:
(a)the Participant is convicted of, or pleads guilty or nolo contendere to, a felony or;
(b)in the good faith determination of the Board, the Participant:
(i)engages in gross neglect or misconduct;
(ii)breaches Participant’s duties to the Company or an Affiliate;
(iii)otherwise breaches in any material respect any provision of any agreement between Participant and the Company or an Affiliate;

(iv)engages in any activity or behavior that is, or is determined to be, likely to be harmful to the property, business, goodwill, or reputation of the Company or an Affiliate; or
(v)commits theft, larceny, embezzlement, fraud, any acts of dishonesty, illegality, moral turpitude, insubordination, or mismanagement;
provided, however, that Participant may not be terminated for “Cause” under (b)(iii) above unless Participant fails to cure any such breach (if the Board determines that it is curable) to the good faith satisfaction of the Board within 10 days after notice of the breach; and provided further, that Participant shall only be entitled to one such opportunity to cure under the Plan. The foregoing notwithstanding, termination by the Company of a Participant’s employment within 24 months following a Change in Control shall not be deemed to be for Cause unless and until the Company delivers to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board, finding that the Participant has engaged in the conduct described in any of (b)(i)-(v) above.
“Change in Control” means the occurrence of any of the following:
(a)any individual, group or entity (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (other than the Company, a trustee or other fiduciary holding securities under any employee benefit plan of the Company, or an Affiliate, an underwriter temporarily holding securities pursuant to an offering of such securities, or any entity directly or indirectly owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company) (a “Person”) which acquires Beneficial Ownership, directly or indirectly, of securities of the Company which, together with securities already held by such Person, represents 50% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below;
(b)the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the Effective Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;
(c)there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the Board, the surviving entity, or any parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(d)the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
Notwithstanding the foregoing provisions to the extent required to comply with Section 409A of the Code, an event shall not constitute a “Change in Control” unless such event would also constitute a Change in Control under Section 409A of the Code.
“Change in Control Applicable Severance Multiplier” means:
(a)2.0 for any Participant who is an Executive Vice President of the Company; and
(b)1.5 for any Participant who is a Senior Vice President of the Company, otherwise reports directly to the Company’s Chief Executive Officer, or has been designated as an Eligible Employee by the Administrator.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.
“Company” means Wingstop Inc., a Delaware corporation, and any successor thereto.
“Compensation Committee” means the Compensation Committee of the Board.
“Covered Payments” has the meaning set forth in Section 7.1.
“Effective Date” has the meaning set forth in ARTICLE I.
“Eligible Employee” means any Senior Vice President or Executive Vice President of the Company who reports directly to the Company’s Chief Executive Officer, any other officer who reports directly to the Company's Chief Executive Officer, or any other officer of the Company that the Administrator designates as such by resolution.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“Excise Tax” has the meaning set forth in Section 7.1.
“Good Reason” means:

(a)a material reduction in the Participant’s base salary other than a general reduction in base salary that affects all executives in substantially the same proportions;
(b)a material reduction in the Participant’s target annual bonus opportunity other than a general reduction in target annual bonus opportunity that affects all executives in substantially the same proportions;
(c)a relocation of the Participant’s principal place of employment by more than 50 miles;
(d)the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under the Plan in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operation of law;
(e)without the Participant’s express prior written consent, such Participant no longer reports directly to the Company’s Chief Executive Officer; or
(f)a material diminution in the Participant’s authority, duties, or responsibilities, (other than temporarily while the Participant is physically or mentally incapacitated or as required by applicable law).
The Participant cannot terminate his or her employment for Good Reason unless he or she has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances, if curable. If the Participant does not terminate his or her employment for Good Reason within 90 days after the first occurrence of the applicable grounds, then the Participant will be deemed to have waived his or her right to terminate for Good Reason with respect to such grounds.
“Net Benefit” means the present value of the Covered Payments net of all federal, state, local, foreign income, employment, and excise taxes.
“Parachute Payments” has the meaning set forth in Section 7.1.
“Participant” has the meaning set forth in Section 3.1.
“Participation Agreement” means a participation agreement, substantially in the form attached hereto as Exhibit A, executed by the Company and a Participant evidencing such Participant’s agreement and acceptance of the terms of the Plan.
“Person” has the meaning set forth in the definition of Change in Control in this ARTICLE II.
“Plan” means this Wingstop Inc. Executive Severance Plan, as may be amended and/or restated from time to time.

“Pro-Rata Bonus” has the meaning set forth in Section 4.1(b).
“Qualifying Termination” means the termination of a Participant’s employment either (a) by the Company without Cause; (b) by the Participant for Good Reason; or (c) as a result of the death of the Participant within the 24-month period following a Change in Control.
“Reduced Amount” has the meaning set forth in Section 7.1.
“Release” has the meaning set forth in Section 6.1(c).
“Severance” has the meaning set forth in Section 4.1(a).
“Specified Employee Payment Date” has the meaning set forth in Section 10.13(b).
“Subsidiary” means any present or future corporation which is or would be a “subsidiary corporation” of the Company as the term is defined in Section 424(f) of the Code.
ARTICLE III.
PARTICIPATION
Section 3.1.    Each Eligible Employee of the Company who executes and returns a Participation Agreement to the Company in accordance with the terms of the Participation Agreement shall be a “Participant” in the Plan.
ARTICLE IV.
SEVERANCE
Section 4.1.    If a Participant experiences a Qualifying Termination, then, subject to ARTICLE VI, the Company will provide the Participant with the following:
(a)    Severance in an amount equal to the product of (i) the Participant’s Applicable Severance Multiplier or, if such Qualifying Termination occurs within 24 months following the effective date of a Change in Control, the Participant’s Change in Control Applicable Severance Multiplier and (ii) the Participant’s base salary in effect immediately prior to the date of the Qualifying Termination (or, if greater, immediately prior to any reduction in base salary that would constitute Good Reason under Section 2.24(a)) or, if greater, in effect on the first occurrence of a Change in Control (“Severance”).
Subject to Section 10.13, Severance will be paid in substantially equal installment payments over the one-year period following the Qualifying Termination, payable in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which payments in the aggregate are equal to the Severance and which shall begin on the first payroll date on or immediately following the 31st day following the Qualifying Termination;
(b)    (i) In the event of a Qualified Termination not on or within the 24-month period following a Change in Control, a prorated annual bonus equal to the product of (x)

the annual bonus, if any, that the Participant would have earned for the entire fiscal year in which the Qualifying Termination occurs, based on the level of achievement of the applicable performance goals for such year; and (y) a fraction, the numerator of which is the number of days the Participant was employed by the Company during the fiscal year in which the Qualifying Termination occurs and the denominator of which is the number of days in such year (a “Pro-Rata Bonus”); and
(ii) In the event of a Qualified Termination that occurs within 24 months following the effective date of a Change in Control, a bonus equal to the product of (x) the Participant’s Change in Control Applicable Severance Multiplier and (y) the annual bonus, if any, that the Participant would have earned for the entire fiscal year in which the Qualifying Termination occurs, at target level (together with the Pro-Rata Bonus, a “Bonus”).
Subject to Section 10.13, a Participant’s Bonus shall be paid on the date that annual bonuses are paid to the Company’s senior executives, but in no event later than 75 days following the end of the fiscal year in which the Qualifying Termination occurs; and
(c)    During the Participant’s Benefit Continuation Period, reimbursement for the difference between the monthly COBRA premium paid by the Participant for himself or herself and his or her eligible dependents for COBRA coverage under the Company’s group health plan and the monthly premium amount paid by the Participant under the Company’s group health plan immediately prior to the Qualifying Termination (“Benefit Continuation”). Notwithstanding the foregoing, if the Company’s providing Benefit Continuation under this Section 4.1(c) would violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the related regulations and guidance promulgated thereunder (the “ACA”), the Company shall reform this Section 4.1(c) in a manner as is necessary to comply with the nondiscrimination requirement and/or the ACA, as applicable. Subject to Section 10.13, Benefit Continuation reimbursement shall be paid to the Participant by the last day of the month immediately following the month in which the Participant timely remits the premium payment.
(d)    In the event that a Participant dies during such Participant’s Benefit Continuation Period, all benefits granted and owed to such Participant under this Plan shall inure to the benefit of such Participant’s Beneficiaries.
ARTICLE V.
EQUITY AWARDS
Section 5.1.    The Plan does not affect the terms of any outstanding Awards. The treatment of any outstanding Awards shall be determined in accordance with the terms of the Company equity plan or plans under which they were granted and any applicable award agreements.
ARTICLE VI.
CONDITIONS

Section 6.1.    A Participant’s entitlement to any benefits under the Plan will be subject to:
(a)    the Participant executing and delivering to the Company his or her Participation Agreement in accordance with the terms thereof;
(b)    the Participant experiencing a Qualifying Termination;
(c)    the Participant executing a release of claims in favor of the Company, its Affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective and irrevocable within 60 days following the Participant’s Qualifying Termination; and
(d)    with respect to Benefit Continuation only, the Participant timely and properly electing continuation coverage under COBRA.
ARTICLE VII.
SECTION 280G
Section 7.1.    Notwithstanding any other provision of the Plan to the contrary, if any of the payments or benefits provided or to be provided by the Company or its Affiliates to the Participant or for the Participant’s benefit pursuant to the terms of the Plan or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code (“Parachute Payments”) and would, but for this Section 7.1, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit to the Participant of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Participant if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). In the event a reduction is required to the Parachute Payments, the Parachute Payments shall be reduced by the Company in its sole discretion in the following order: (i) reduction of any Parachute Payments that are subject to Section 409A of the Code on a pro-rata basis or such other manner that complies with Section 409A of the Code, as determined by the Company, and (ii) reduction of any Parachute Payments that are exempt from Section 409A of the Code.
ARTICLE VIII.
CLAIMS PROCEDURES
Section 8.1.    Initial Claims. A Participant who believes he or she is entitled to a payment under the Plan that has not been received must submit a written claim for benefits to the Plan within 60 days after the Participant’s Qualifying Termination. Claims must be addressed and sent to:
Wingstop Inc.
Attn: Corporate Secretary

5501 LBJ Freeway, 5th Floor
Dallas, TX 75240
If the Participant’s claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within 90 days after the Administrator’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial 90-day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant’s claim will contain the following information:
(a)    the specific reason or reasons for the denial of the Participant’s claim;
(b)    references to the specific Plan provisions on which the denial of the Participant’s claim was based;
(c)    a description of any additional information or material required by the Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and
(d)    a description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.
Section 8.2.    Appeal of Denied Claims. If the Participant’s claim is denied, the Participant or his or her authorized representative must follow the procedures described below to appeal the denial:
(a)    Upon receipt of the denied claim, the Participant (or his or her authorized representative) must file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than 60 days after the Participant has received written notification of the denial.
(b)    The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to his or her claim for benefits.
(c)    The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.
(d)    The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.

Section 8.3.    Administrator’s Response to Appeal. The Administrator will provide the Participant with written notice of its decision within 60 days after the Administrator’s receipt of the Participant’s written claim for review. There may be special circumstances which require an extension of this 60-day period. In any such case, the Administrator will notify the Participant in writing within the 60-day period and the final decision will be made no later than 120 days after the Administrator’s receipt of the Participant’s written claim for review. The Administrator’s decision on the Participant’s claim for review will be communicated to the Participant in writing and will clearly state:
(a)    the specific reason or reasons for the denial of the Participant’s claim;
(b)    reference to the specific Plan provisions on which the denial of the Participant’s claim is based;
(c)    a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records, and other information relevant to his or her claim for benefits; and
(d)    a statement describing the Participant’s right to bring an action under Section 502(a) of ERISA.
Section 8.4.    Exhaustion of Administrative Remedies. The exhaustion of these claims and appeals procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:
(a)    no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims and appeals procedures have been exhausted in their entirety; and
(b)    in any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.
Section 8.5.    Arbitration. Subject to Section 8.4, any dispute, controversy or claim arising out of or related to the Plan shall be submitted to and decided by binding arbitration, to be administered exclusively in Dallas, Texas in accordance with the rules of the American Arbitration Association then applicable to employment-related disputes. Any arbitral award determination shall be final and binding, and judgment on the award rendered by the arbitrator(s) may be entered in any court in Dallas, Texas having jurisdiction thereof.
Section 8.6.    Attorney’s Fees. The Company and each Participant shall bear their own attorneys’ fees incurred in connection with any disputes between them pursuant to the Plan or a Participation Agreement; provided, however, that if Participant prevails on any substantive issue in such proceeding, the Company agrees to pay or reimburse such Participant, to the fullest extent permitted by law, for all legal fees and expenses that the Participant reasonably incurred in connection therewith.
ARTICLE IX.
ADMINISTRATION, AMENDMENT AND TERMINATION
Section 9.1.    Administration. The Administrator has the exclusive right, power, and authority, in its sole and absolute discretion, to administer and interpret the Plan. The Administrator has all powers reasonably necessary to carry out its responsibilities under the Plan, including (but not limited to) the sole and absolute discretionary authority to:
(a)    administer the Plan according to its terms and to interpret Plan provisions, policies, and procedures;
(b)    resolve and clarify inconsistencies, ambiguities, and omissions in the Plan and among and between the Plan and other related documents;
(c)    take all actions and make all decisions regarding questions of eligibility and entitlement to benefits and benefit amounts;
(d)    make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan;
(e)    process and approve or deny all claims and appeals for benefits; and
(f)    decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan.
The decision of the Administrator on any disputes arising under the Plan, including (but not limited to) questions of construction, interpretation, and administration shall be final, conclusive, and binding on all persons having an interest in or under the Plan. Any determination made by the Administrator shall be given deference in the event the determination is subject to judicial review and shall be overturned by an arbitrator or court of law only if it is arbitrary and capricious.
Section 9.2.    Amendment and Termination. The Company reserves the right to amend or terminate the Plan at any time by providing at least 10 days advance written notice to each Participant; provided, however, that any amendment or termination that would adversely affect the rights or potential rights of any Participant as contained in ARTICLE IV shall not be effective for at least 12 months after the date of such amendment or termination; provided further, that in the event that a Change in Control occurs within 12 months following an amendment to the Plan that would adversely affect the rights or potential rights of Participants, such amendment will not be effective. In anticipation of, in connection with, or within 24 months following a Change in Control, the Plan shall not be subject to amendment, change, substitution, deletion, revocation, or termination in any respect that adversely affects the rights or potential rights of Participants without the consent of each Participant so affected. For the avoidance of doubt, removal of a Participant as a Participant (other than as a result of the Participant ceasing to be an employee of the Company) or a decrease in the Participant’s level of Severance, Bonus, or Continuation Benefits shall be deemed to be an amendment of the Plan which adversely affects the rights of the Participant.
ARTICLE X.
GENERAL PROVISIONS
Section 10.1.    Employment Status. The Plan does not alter the employment status of any Participant, whether that be at-will or pursuant to an employment agreement. Nothing contained herein shall be deemed to give any Participant the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of any Participant at any time, with or without Cause, or pursuant to any relevant employment agreement.
Section 10.2.    Effect on Other Plans, Agreements, and Benefits.
(a)    The Plan supersedes all prior written or unwritten severance pay plans, employment agreements, and other similar arrangements providing severance pay or similar benefits on behalf of any Participant.
(b)    Any severance benefits payable to a Participant under the Plan will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein.
Section 10.3.    Mitigation and Offset. If a Participant obtains other employment after a Qualifying Termination, such other employment will not affect the Participant’s rights, or the Company’s obligations, under Section 4.1(a) (Severance) or Section 4.1(b) (Bonus). The Company’s obligation to make the payments and provide the benefits required under Section 4.1(a) and Section 4.1(b) of the Plan will not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense, or other rights that the Company may have against the Participant.
A Participant’s rights and the Company’s obligations under Section 4.1(c) (Benefit Continuation) shall cease immediately upon the earlier of (a) the date such Participant becomes eligible to receive substantially similar coverage from another employer, whether or not such Participant actually receives such coverage, or (b) the date the Participant is no longer eligible to receive COBRA continuation coverage.
Section 10.4.    Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan. If any provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid, and enforceable, and the other remaining provisions of the Plan shall not be affected but shall remain in full force and effect.
Section 10.5.    Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.

Section 10.6.    Unfunded Obligations. The amounts to be paid to Participants under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.
Section 10.7.    Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses, or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly and unconditionally assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees, or legal representatives.
Section 10.8.    Transfer and Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid, except that, in the case of a Participant’s death, such amounts shall be paid to the Participant’s Beneficiaries.
Section 10.9.    Waiver. Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.
Section 10.10.    Governing Law. To the extent not pre-empted by federal law, the Plan shall be construed in accordance with and governed by the laws of Delaware without regard to conflicts of law principles. Subject to Section 8.5, any action or proceeding to enforce the provisions of the Plan will be brought only in a state or federal court located in the state of Texas, county of Dallas, and each party consents to the venue and jurisdiction of such court. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
Section 10.11.    Clawback.
(a)    Notwithstanding any provision of the Plan to the contrary, the Compensation Committee shall have the authority to determine that a Participant’s (including his or her estate’s, Beneficiary’s, or transferee’s) rights and/or benefits under the Plan shall be subject to reduction, cancellation, forfeiture, or recoupment (to the extent permitted by applicable law) in the event of the Participant’s termination for Cause; serious misconduct; violation of the Company’s or a Subsidiary’s or Affiliate’s policies; breach of fiduciary duty; unauthorized disclosure of any trade secret or confidential information (each, as defined in the respective Participation Agreement) of the Company or a Subsidiary or Affiliate; breach of applicable non-competition, non-solicitation, or other restrictive covenants in the

Participant’s Participation Agreement; or other conduct or activity that is in competition with the business of the Company or any Subsidiary or Affiliate, or otherwise detrimental to the business, reputation or interests of the Company and/or any Subsidiary or Affiliate. The determination of whether a Participant’s conduct, activities or circumstances are described in the immediately preceding sentence shall be made by the Compensation Committee in its discretion, and pending any such determination, the Compensation Committee shall have the authority to suspend the exercise, payment, delivery, or settlement of all or any portion of such Participant’s rights and/or benefits under the Plan pending an investigation of the matter.
(b)    If the Company is required to prepare an accounting restatement due to the Company’s material noncompliance (as determined by the Company) with any financial reporting requirement under the federal securities laws, the Company will seek to recover from any Participant any payment in settlement of an Award earned or accrued during the three-year period preceding the date on which the Company is required to prepare an accounting restatement payment. The amount to be recovered from the Participant will be based on the excess, if any, of the compensation paid to the Participant under the Award based on the erroneous data over the compensation that would have been paid to the Participant under the Award if the financial accounting statements had been as presented in the restatement. For purposes of this Section 10.11, the date on which the Company is required to prepare an accounting restatement and the amount to be recovered shall be determined by the Compensation Committee acting in its discretion. The Compensation Committee shall have the discretion to interpret the terms of this Section 10.11 and to apply this Section 10.11 to a particular situation. The Board may require the Company to amend this Section 10.11 from time to time in its discretion and shall amend this Section 10.11 to the extent deemed necessary or appropriate to reflect the regulations to be adopted by the Securities and Exchange Commission under Section 10D(b)(2) of the Exchange Act, any rules or standards adopted by a national securities exchange, any related guidance from a governmental agency which has jurisdiction over the administration of such provision, any judicial interpretation of such provision, and any changes in applicable law.
Section 10.12.    Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, or local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
Section 10.13.    Section 409A.
(a)    The Plan is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under the Plan shall be treated as a separate payment. Any payments to be made under the Plan upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.
(b)    Notwithstanding any other provision of the Plan, if any payment or benefit provided to a Participant in connection with his or her Qualifying Termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Participant is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Qualifying Termination or, if earlier, on the Participant’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Participant in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding any other provision of the Plan, if any payment or benefit is conditioned on the Participant’s execution of a Release, the first payment shall include all amounts that would otherwise have been paid to the Participant during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed.
(c)    To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under the Plan shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (ii) any right to reimbursements or in-kind benefits under the Plan shall not be subject to liquidation or exchange for another benefit.

EXHIBIT A
Form of Participation Agreement
(See attached)